UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: January 22, 2013
(Date of earliest event reported)

CMG HOLDINGS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada --------------------------------	000-51770 --------------------------------	87-0733770 ----------------------------------------------
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Hudson Street, Suite 303
New York, New York 10013
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(Address of principal executive offices) (Zip Code)

(646) 688-6381
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(Registrant’s telephone no., including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 - REGULATION FD

Item 7.01. Regulation FD Disclosure.

Message from Management to our Shareholders.

Taking over control of a public company requires a great deal of work which is not readily apparent to our shareholders.  This message to our shareholders will be the first of many updates we will provide to you in the future.  We are currently compiling and reviewing all our books and records for the upcoming audit as well as evaluating where and how to save expenses in the future.

We are currently in the process of getting XA a needed substantial line of credit with a money center bank.  This line of credit is something critical to allowing XA to both dramatically increase their revenues and in addition to substantially increase their bottom line.  We are currently in addition looking at potential acquisition targets for XA to bolster their position and create the potential for a possible acquisition of XA by a much larger player down the road.

As far as AudioEye, the shares are currently with our transfer agent and are ready for distribution to our shareholders.  We are waiting for the word when AudioEye would be allowed to start trading.  We have been informed from AudioEye’s management that they are expecting this to happen soon, possibly by mid-February.  Once we receive the word from AudioEye, we will make the distribution.

We are considering a name and ticker change for our Company to better describe our new focus on XA and the related business associated with it.  A decision should be made soon.  We will keep you informed as soon as a decision is made.

In closing it is important to understand that CMG’s prior financial troubles were a result of bad and shortsighted finance deals made by its prior management.  We ask for your patience while we straighten it all out.  But to you our shareholders, please understand that we are working diligently on squaring away the prior financial problems, and at the end of the day we will have a much stronger and more valuable company going forward.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CMG HOLDINGS, INC.

Date: January 22, 2013	/s/ JEFFREY DEVLIN
Name: Jeffrey Devlin
Its: Director